Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), to be filed on or about October 17, 2014, pertaining to the URS Corporation 2008 Equity Incentive Plan, of our reports dated November 13, 2013 with respect to the consolidated financial statements and schedule of AECOM Technology Corporation, and the effectiveness of internal control over financial reporting of AECOM Technology Corporation, included in its Annual Report (Form l0-K) for the year ended September 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

October 16, 2014